                                                                    Exhibit 99.1

                                               CONTACTS:

                                               Voxware, Inc.
                                               Bathsheba J. Malsheen
                                               President & CEO

                                               Nicholas Narlis
                                               Vice President & CFO
                                               609-514-4100

                                               Morgen-Walke Associates
                                               Michele Katz/Cathy Dawson
                                               212-850-5600

             VOXWARE ANNOUNCES FISCAL 1999 SECOND QUARTER RESULTS,

       PURCHASE OF VOICE RECOGNITION-BASED INDUSTRIAL PRODUCTS BUSINESS

                     AND SALE OF SPEECH CODING TECHNOLOGY

PRINCETON, NJ--February 5, 1999 -- Voxware/R/, Inc. (Nasdaq: VOXW), a premier developer of speech technologies and products, today reported financial results for the fiscal 1999 second quarter. Additionally, Voxware announced today that it had entered into a definitive agreement to purchase substantially all of the assets of Verbex Voice Systems, Inc., including Verbex's noise-robust voice recognition-based industrial products business, and Voxware also announced today that it had entered into a definitive agreement to sell substantially all of the Company's speech coding technologies to Ascend Communications, Inc. (Nasdaq:
ASND).

FINANCIAL RESULTS

For the quarter ended December 31, 1998, Voxware recorded total revenues of $0.7 million and a net loss of $0.8 million, or ($0.06) per share. These amounts compare to total revenues of $1.9 million and a net loss of $0.9 million, or ($0.07) per share for the prior year period. Total revenues for the fiscal 1999 second quarter were comprised of $207,000 of license fees, $181,000 of royalties and recurring revenues, and $324,000 of service revenues. The Company entered into two new license agreements and six customers contributed to royalties and recurring revenues during the quarter. Total operating expenses for the fiscal 1999 second quarter declined to $1.6 million, compared to $2.9 million reported in the prior year period, primarily as a result of headcount reductions and other cost reduction initiatives the Company has taken over the past several quarters.


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Voxware, Inc.                                                      Page 2


Cash, cash equivalents and short-term investments were $11.8 million on December 31, 1998. The Company's cash and short-term investments portfolio consists of high-grade money market funds, U.S. Government-backed securities and highly liquid commercial paper and corporate obligations.

CORPORATE TRANSACTIONS

The Company also announced today two separate transactions that will significantly change Voxware's future business focus. In one transaction, Voxware has entered into a definitive agreement to sell substantially all of the assets relating to Voxware's digital speech coding business to Ascend Communications, Inc. for approximately $5.1 million in cash consideration. Voxware will obtain a license back from Ascend for certain technology in order to service Voxware's existing licensees. In addition, subject to Ascend's prior consent, Voxware will be authorized to license to new customers in certain markets excluding the Voice over Internet Protocol ("VOIP") market. Voxware will also retain its existing customer base and contracts, as well as all rights to its audio compression and voice transformation technologies, which are not part of the transaction.

Dr. Bathsheba J. Malsheen, President and CEO of Voxware, commented: "We are pleased to enter into this transaction with Ascend. Based on the competitive landscape and nature of the markets for speech encoding technologies, we believe that this transaction is in the best interests of Voxware's shareholders. We intend to continue to support our existing customer base to help them to ship products containing the licensed Voxware technologies."

The assets to be sold by Voxware represent substantially all of its operating business. Voxware has been an OEM licensing company that provides digital signal processing software to companies building products that require voice and audio capability. Ascend is acquiring Voxware's core codec technology, also known as a vocoder or speech compression algorithm. In addition to this core compression expertise, Voxware also provides companion signal processing algorithms like echo cancellation, acoustic echo suppression, voice-activity detection and automatic gain control.

The transaction is subject to customary conditions, including approval of Voxware's stockholders, and contains customary escrow provisions. Voxware expects to complete the transaction following approval by its stockholders.

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Voxware, Inc.                                                      Page 3


Voxware also announced today that it has executed an agreement to purchase substantially all of the assets of Verbex Voice Systems, Inc. for approximately $5.2 million, signaling Voxware's entrance into the voice recognition-based industrial products business. The transaction has been approved by the Board of Directors of Voxware and will be accounted for as a purchase. The transaction is subject to customary conditions. Voxware expects to complete the transaction following satisfaction of all conditions to closing.

Verbex Voice Systems, Inc., a privately held company that was founded in 1985, develops and manufactures speech recognition systems for industrial, commercial, and other markets. Voxware intends to utilize Verbex's market-leading technology, which maintains extremely high accuracy in very high noise environments, in certain vertical markets. Specifically, Voxware plans to initially focus on the warehouse logistics and manufacturing inspection markets with applications in picking, receiving, inventory cycle counting, package sorting and manufacturing inspection. These markets provide opportunities for Verbex's speech recognition-based industrial products to increase accuracy, productivity and safety in industrial environments. For the year ended December 31, 1998, Verbex's revenues totaled approximately $2.6 million (unaudited), the operating loss was approximately $0.6 million (unaudited), and the net loss was approximately $1.0 million (unaudited).

"After carefully evaluating Voxware's business model over the past several quarters, we decided to refocus the Company into a new direction. Voxware has sold the majority of its speech compression technology primarily due to the long sales and distribution cycle inherent in the previous business model, and the resource requirements that would be necessary to realize the potential value of that technology. We have thoroughly investigated the industrial warehouse market potential for Verbex's products and technology, and believe that there are significant opportunities to create value for customers in this area," stated Dr. Malsheen. "During our extensive due diligence process, we searched for an appropriate company in a position to take advantage of an existing
growing market.   Verbex was the ideal pairing for us because of its unique
background noise filter solution that already has a market demand. In a warehouse setting, the Verbex MVP (Mobile Voice Pac), a hands and eyes free portable continuous speech input/output device, can improve efficiency in warehouse picking, receiving, inventory cycle counting, package sorting and inspection. The product provides warehouses and distribution centers with quicker and more accurate warehouse processing, the elimination of paper and lower headcount requirements," added Dr. Malsheen.

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Voxware, Inc.                                                      Page 4

Voxware (Nasdaq: VOXW) has been a leading developer of speech and audio compression technologies for consumer devices, multimedia applications, wireless communications and IP telephony. The Company has licensed its technologies to software developers, hardware manufacturers and service providers who are incorporating audio into their applications. Voxware was founded in 1993. Its corporate headquarters are in Princeton, New Jersey, with regional offices in Tokyo, Japan and Oxfordshire, England. Additional information about Voxware can be obtained on the Internet at http://www.voxware.com, by sending e-mail to vox@voxware.com or by calling (609) 514-4100.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Voxware's plans to differ or results to vary from those expected including the risks associated with development of new products and the uncertainty of product acceptance, the uncertainty of adoption of the Internet as a medium for voice communications, the Company's reliance on third parties to generate recurring revenues, the competitive nature of the Company's industry, rapid technological changes, the Company's need to develop new and enhanced products, government regulations and legal uncertainties, the Company's dependence on key personnel, uncertainties regarding patents and proprietary rights, and a variety of risks set forth from time to time in Voxware's filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicity release results of any of these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Voxware is a registered trademark of Voxware, Inc.  All other product names are trademarks of their respective owners.



                              (Tables to follow)

                                 VOXWARE, INC.
                            STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                   Three Months Ended                        Six Months Ended
                                                      December 31,                             December 31,
                                                1998                1997                1998                 1997
                                            ------------        ------------        ------------         ------------
                                                       (unaudited)                             (unaudited)
Revenues:
  Product revenues:
     License fees                           $        207        $      1,037        $        451         $      2,042
     Royalties and recurring
      revenues                                       181                 581                 322                1,232
                                            ------------        ------------        ------------         ------------
          Total product revenues                     388               1,618                 773                3,274
  Service revenues                                   324                 239                 490                  395
                                            ------------        ------------        ------------         ------------
     Total revenues                                  712               1,857               1,263                3,669
                                            ------------        ------------        ------------         ------------
Cost of revenues:
  Cost of product revenues                         - - -                  46               - - -                   97
  Cost of service revenues                           164                  92                 237                  146
                                            ------------        ------------        ------------         ------------
     Total cost of revenues                          164                 138                 237                  243
                                            ------------        ------------        ------------         ------------

     Gross profit                                    548               1,719               1,026                3,426
                                            ------------        ------------        ------------         ------------
Operating expenses:
  Research and development                           434               1,331               1,111                2,775
  Sales and marketing                                725                 995               1,370                2,054
  General and administrative                         395                 553                 858                1,150
                                            ------------        ------------        ------------         ------------
     Total operating expenses                      1,554               2,879               3,339                5,979
                                            ------------        ------------        ------------         ------------
     Operating loss                               (1,006)             (1,160)             (2,313)              (2,553)

Interest income                                      171                 220                 355                  442
                                            ------------        ------------        ------------         ------------
Net loss                                    $       (835)       $       (940)       $     (1,958)        $     (2,111)
                                            ============        ============        ============         ============
Net loss per share                          $      (0.06)       $      (0.07)       $      (0.15)        $      (0.17)
                                            ============        ============        ============         ============
Shares used in computing
      net loss per share                          13,318              12,780              13,310               12,664
                                            ============        ============        ============         ============

                               (Table to follow)

                                 VOXWARE, INC.
                                Balance Sheets
                (In thousands, except share and per share data)

                                                                        December 31,             June 30,
                                                                            1998                   1998
                                                                      ----------------       ----------------
                                                                         (unaudited)
                         ASSETS
Current assets:
  Cash and cash equivalents                                              $       6,370          $       9,149
  Short-term investments                                                         5,382                  4,388
  Accounts receivable, net                                                         828                  1,254
  Prepaid expenses and other current assets                                        387                    268
                                                                      ----------------       ----------------
     Total current assets                                                       12,967                 15,059

Property and equipment, net                                                        349                    407
Other assets, net                                                                  126                     91
                                                                      ----------------       ----------------
                                                                         $      13,442          $      15,557
                                                                      ================       ================
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                                  $         999          $       1,097
  Deferred revenues                                                                148                    219
                                                                      ----------------       ----------------
     Total current liabilities                                                   1,147                  1,316
                                                                      ----------------       ----------------
Deferred rent                                                                      294                    328
                                                                      ----------------       ----------------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value, 10,000,000 shares
   authorized; none issued and outstanding                                       - - -                  - - -
  Common stock, $.001 par value, 30,000,000 shares
   authorized;  13,343,851 and 13,292,524 shares  issued and
   outstanding                                                                      13                     13
  Additional paid-in capital                                                    29,965                 29,915
  Unrealized gain (loss) on available-for-sale securities                           (2)                     2
  Accumulated deficit                                                          (17,975)               (16,017)
                                                                      ----------------       ----------------
     Total stockholders' equity                                                 12,001                 13,913
                                                                      ----------------       ----------------
                                                                         $      13,442          $      15,557
                                                                      ================       ================

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